Exhibit 99.1

Ondas Holdings Reports Third Quarter 2021 Financial Results

Ondas Networks receives first Commercial 900 MHz Rail Order from Siemens Mobility for a Class I railroad

American Robotics secures order in Oil & Gas and begins to scale

Ondas invests in artificial intelligence company, Dynam.AI

Nantucket, MA – November 15, 2021 - Ondas Holdings Inc. (NASDAQ: ONDS), a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries, Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”), today announced financial and operating results for the third quarter of 2021. Management is hosting an earnings conference call and audio webcast to discuss results today, November 15, at 8:30 a.m. ET.

During the third quarter of 2021, Ondas Holdings continued to make significant business development progress at both of its wholly owned subsidiaries, Ondas Networks and American Robotics. At Ondas Networks, we advanced our commercialization efforts with the Class 1 Rails, delivered, and expanded on our partnership with Siemens Mobility, and completed Phase 1 of AURA Networks’ Command and Control (“C2”) requirements for their nationwide Unmanned Aerial Systems (“UAS”) network. At American Robotics, we accelerated the execution of AR’s business expansion plan and commenced scaling the organization to support multiple Franchise customers with our market-leading Scout System™.

“The third quarter marked an important transition for Ondas Networks as we moved from investment mode to platform delivery and adoption,” said Eric Brock, Ondas’ Chairman and CEO. “We are excited to announce today Ondas Networks has secured its initial commercial order for the 900 MHz railroad communications network which is the culmination of several years of work by our incredibly talented and dedicated team. In addition, we have accelerated our expansion efforts with our recent acquisition of American Robotics. American Robotics is off to a great start scaling our customer-driven services platform and continues to see significant customer demand for our Scout System™.”

Recent Highlights – Ondas Networks

●	Ondas Network and Siemens Mobility launched the Airlink family of radios including completion of our first joint development program for the 900 MHz railroad band.

●	Ondas Networks secured its first commercial 900 MHz Rail Order from Siemens Mobility for a major Class I Railroad for delivery by year-end.

●	Ondas received four additional product development orders from Siemens Mobility including one for the development of a new locomotive telemetry radio for a major Asian Rail customer.

●	Ondas completed Phase 1 development for AURA Networks with proven Command & Control (“C2”) capabilities for drone operations.

Recent Highlights – American Robotics

●	American Robotics received its first purchase order from a Fortune 100 Oil & Gas company; and delivered an initial Scout System™ to the customer.

●	American Robotics matured its integration of products with Stockpile Reports; and prepared for expanded Scout™ sales and deployments with Stockpile.

●	American Robotics & Ondas Holdings signed a new lease for joint headquarters in Waltham, MA and expect to finalize the move in early 2022.

●	American Robotics entered into a strategic partnership with Dynam.AI to accelerate development of proprietary AI/ML-driven data analytics applications for customers. Separately, Ondas made a strategic investment in Dynam.AI.

Third Quarter 2021 Financial Highlights

Revenues decreased by 54% to approximately $0.3 million for the three months ended September 30, 2021, as compared to approximately $0.6 million for the three months ended September 30, 2020. The decrease in revenue was primarily a result of lower product sales and less development revenue in the three months ended September 30, 2021, as compared to the three months ended September 30, 2020. Gross profit decreased by 95% to approximately $14,000 for the three months ended September 30, 2021, as compared to $248,000 for the three months ended September 30, 2020, as a result of lower revenue and higher cost of goods sold related to development agreements. Gross profit on a percentage basis was approximately 5% for the three months ended September 30, 2021, compared to 40% for the three months ended September 30, 2020. The lower gross profit percentage was driven by lower amounts of product revenue with higher gross margin and higher cost of goods in development revenue.

Operating expenses increased by $1.9 million for the three months ended September 30, 2021, as compared to three months ended September 30, 2020. The increase in operating expenses was primarily due to an increase of approximately $664,000 in professional fees related to the American Robotics acquisition, an increase of approximately $629,000 in depreciation and amortization expense due to amortization of American Robotics intangible assets, and an increase of approximately $463,000 in R&D development expenses for the three months ended September 30, 2021.

The Company realized an operating loss of approximately $4.9 million for the three months ended September 30, 2021, as compared to $2.7 million for the three months ended September 30, 2020. Operating loss increased primarily as a result of an increase in operating expenses of approximately $1.9 million primarily associated with the American Robotics acquisition and a decrease in gross profit of approximately $235,000 for the three months ended September 30, 2021. Net loss was approximately $4.9 million for the three months ended September 30, 2021, as compared to a net loss of $3.3 million for the three months ended September 30, 2020.

First Nine Months 2021 Financial Highlights

Revenues increased by 19% to approximately $2.3 million for the nine months ended September 30, 2021, compared to approximately $2.0 million for the nine months ended September 30, 2020. The increase in revenue was primarily due to larger amounts of development revenue from Siemens Mobility and AURA during the first nine months of 2021 offset by lower amounts of product revenue.

Gross profit increased by 5% to $0.9 million as a result of higher revenue for the nine months ended September 30, 2021, as compared to $0.9 million for the nine months ended September 30, 2020. Gross profit on a percentage basis, was approximately 40% for the nine months ended September 30, 2021, as compared to 45% for the nine months ended September 30, 2020.

Operating expenses increased approximately 36% to $11.9 million for the nine months ended September 30, 2021, as compared to $8.7 million for the nine months ended September 30, 2020. The increase in operating expenses was primarily due to an increase of approximately $1.5 million in professional fees related to the American Robotics acquisition, an increase of approximately $644,000 in depreciation and amortization expense due to amortization of American Robotics intangible assets, and an increase of approximately $743,000 in development expenses for the nine months ended September 30, 2021.

The Company realized an operating loss of approximately $10.9 million for the nine months ended September 30, 2021, as compared to a loss of approximately $7.8 million for the nine months ended September 30, 2020. Operating loss increased primarily as a result of an increase of approximately $1.5 million in professional fees due to the American Robotics acquisition, increase of approximately $644,000 in depreciation and amortization expense due to amortization of American Robotics intangible assets, and an increase of approximately $743,000 in development expenses for the nine months ended September 30, 2021. Net loss was approximately $10.9 million for the nine months ended September 30, 2021, as compared to a net loss of $9.4 million for the nine months ended September 30, 2020.

The Company held cash and cash equivalents of approximately $47.5 million as of September 30, 2021, as compared to approximately $26.1 million as of December 31, 2020.

Outlook

Ongoing investments in market expansion and deeper penetration of select verticals are expected to continue supporting customer activity as Ondas advances its long-term strategy to drive commercial penetration of its proprietary technology across multiple markets. During the fourth quarter and continuing in 2022, Ondas Networks intends to build inventory and increase internal human resources to meet an expected increase in product demand for both North American Rail and in International markets.

Also, we expect American Robotics to install additional Scout Systems™ for franchise customers in the fourth quarter and continue to build inventory for customer demand. Scout™ deployments will focus on a select group of blue-chip customers in the mining, agriculture, oil & gas and utilities sectors in the coming quarters. In parallel, American Robotics will continue to invest and scale its field service operations to create capacity to handle expanded drone fleet deployments with existing customers and to support new customer activity

We expect bookings and revenue growth to fluctuate from quarter-to-quarter given the timing of development activity in front of the targeted commercial rollout for the Rail 900 MHz network, the multiple development projects underway with Siemens Mobility and the integration and scaling of American Robotics business.

Earnings Conference Call & Audio Webcast Details

An earnings conference call is scheduled for today, November 15, 2021, at 8:30 a.m. ET. Investors may access a live webcast of the earnings conference call via the “News / Events” page of the Company’s Investor Relations website at https://ir.ondas.com. Following the presentation, a replay of the webcast will be available for 30 days in the same location of the Company’s website.

Live Listen Only Webcast	Webcast Here
Participant Dial In (toll free)	1-866-777-2509
Participant Dial In (International)	1-412-317-5413
Participant Call Pre-Registration (encouraged)	Pre-Register Here

About Ondas Holdings Inc.

Ondas Holdings Inc. (“Ondas”) is a leading provider of private wireless, drone and automated data solutions through its wholly owned subsidiaries Ondas Networks Inc. (“Ondas Networks”) and American Robotics, Inc. (“American Robotics” or “AR”). Ondas Networks is a developer of proprietary, software-based wireless broadband technology for large established and emerging industrial markets. Ondas Networks’ standards-based (802.16s), multi-patented, software-defined radio FullMAX platform enables Mission-Critical IoT (MC-IoT) applications by overcoming the bandwidth limitations of today’s legacy private licensed wireless networks. Ondas Networks’ customer end markets include railroads, utilities, oil and gas, transportation, aviation (including drone operators) and government entities whose demands span a wide range of mission critical applications. American Robotics designs, develops, and markets industrial drone solutions for rugged, real-world environments. AR’s Scout System™ is a highly automated, AI-powered drone system capable of continuous, remote operation and is marketed as a “drone-in-a-box” turnkey data solution service under a Robot-as-a-Service (RAAS) business model. The Scout System™ is the first drone system approved by the Federal Aviation Administration for automated operation beyond-visual-line-of-sight (BVLOS) without a human operator on-site. Ondas Networks and American Robotics together provide users in rail, agriculture, utilities and critical infrastructure markets with improved connectivity and data collection capabilities.

For additional information on Ondas Networks and Ondas Holdings, visit www.ondas.com or follow Ondas Networks on Twitter and LinkedIn. For additional information on American Robotics, visit www.american-robotics.com or follow American Robotics on Twitter and LinkedIn.

Information on our websites and social media platforms is not incorporated by reference in this release or in any of our filings with the U.S. Securities and Exchange Commission.

Forward Looking Statements

Statements made in this release that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2021	2020
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$47,496,527	$26,060,733
Accounts receivable, net	1,225,099	47,645
Inventory, net	1,284,336	1,152,105
Other current assets	617,882	629,030
Total current assets	50,623,844	27,889,513

Property and equipment, net	227,045	163,084

Other Assets:
Goodwill	33,780,965	-
Intangible assets, net	46,971,402	379,530
Lease deposits	114,166	28,577
Operating lease right of use assets	972,376	51,065
Total other assets	81,838,909	459,172
Total assets	$132,689,798	$28,511,769

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$1,933,593	$2,368,203
Operating lease liabilities	585,739	56,168
Accrued expenses and other current liabilities	1,406,335	2,832,780
Secured promissory note, net of debt discount of $0 and $120,711, respectively	-	7,003,568
Deferred revenue	345,830	165,035
Notes payable	-	59,550
Total current liabilities	4,271,497	12,485,304

Long-Term Liabilities:
Notes payable	300,000	906,541
Accrued interest	40,607	36,329
Operating lease liabilities, net of current	386,932	-
Deferred tax liability	12,760,200	-
Total long-term liabilities	13,487,739	942,870
Total liabilities	17,759,236	13,428,174

Commitments and Contingencies

Stockholders’ Equity
Preferred stock - par value $0.0001; 5,000,000 and 10,000,000 shares authorized; at September 30, 2021 and December 31, 2020, respectively, and none issued or outstanding at September 30, 2021 and December 31, 2020, respectively	-	-
Preferred stock, Series A - par value $0.0001; 5,000,000 shares authorized; none issued and outstanding at September 30, 2021 and December 31, 2020, respectively	-	-
Common stock - par value $0.0001; 116,666,667 shares authorized; 40,788,681 and 26,540,769 issued and outstanding, respectively at September 30, 2021 and December 31, 2020, respectively	4,079	2,654
Additional paid in capital	191,050,187	80,330,488
Accumulated deficit	(76,123,704)	(65,249,547)
Total stockholders’ equity	114,930,562	15,083,595
Total liabilities and stockholders’ equity	$132,689,798	$28,511,769

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020

Revenues, net	$283,329	$614,026	$2,335,525	$1,969,598
Cost of goods sold	269,716	365,863	1,405,741	1,087,540
Gross profit	13,613	248,163	929,784	882,058

Operating expenses:
General and administration	2,721,785	1,823,336	7,625,909	5,222,180
Sales and marketing	424,992	253,560	808,513	934,948
Research and development	1,780,187	904,378	3,428,406	2,555,223
Total operating expenses	4,926,964	2,981,274	11,862,828	8,712,351

Operating loss	(4,913,351)	(2,733,111)	(10,933,044)	(7,830,293)

Other income (expense)
Other income	-	7,262	618,781	16,275
Interest income	3,953	53	11,579	211
Interest expense	(4,874)	(463,761)	(571,473)	(1,403,576)
Change in fair value of derivative liability	-	(136,323)	-	(136,323)
Total other income (expense)	(921)	(592,769)	58,887	(1,523,413)

Loss before provision for income taxes	(4,914,272)	(3,325,880)	(10,874,157)	(9,353,706)

Provision for income taxes	-	-	-	-

Net loss	$(4,914,272)	$(3,325,880)	$(10,874,157)	$(9,353,706)

Net loss per share - basic and diluted	$(0.13)	$(0.17)	$(0.34)	$(0.47)

Weighted average number of common shares outstanding, basic and diluted	38,837,940	19,756,463	31,707,964	19,944,484

ONDAS HOLDINGS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
	September 30,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITES
Net loss	$(10,874,157)	$(9,353,706)
Adjustments to reconcile net loss to net cash flows used in operating activities:
Depreciation	77,825	74,079
Amortization of deferred financing costs	120,712	481,916
PPP Loan forgiveness	(666,091)	-
Amortization of intangible assets	682,239	13,152
Change in fair value of derivative liability	-	136,323
Amortization of right of use asset	166,580	206,161
Loss on Intellectual Property	-	33,334
Stock-based compensation	1,955,073	3,047,970
Changes in operating assets and liabilities:
Accounts receivable	(1,165,219)	(523,573)
Inventory	(132,231)	(120,799)
Other current assets	101,148	(205,992)
Accounts payable	(577,269)	701,825
Deferred revenue	173,377	(69,632)
Operating lease liability	(155,963)	(357,860)
Accrued expenses and other current liabilities	(1,329,680)	1,061,665
Net cash flows used in operating activities	(11,623,656)	(4,875,137)

CASH FLOWS FROM INVESTING ACTIVITIES
Patent costs	(14,111)	(27,915)
Purchase of equipment	(80,358)	(8,598)
Purchase of American Robotics, Inc., net of cash acquired	(8,528,844)	-
Proceeds from sub-lease deposit	-	19,332
Security deposit	(61,423)	3,575
Net cash flows used in investing activities	(8,684,736)	(13,606)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from paycheck protection program loan	-	666,091
Proceeds from sale of preferred stock, net of costs	-	4,217,969
Proceeds from exercise of warrants	1,344,895	-
Proceeds from 2021 Public Offering, net of costs	47,523,569	-
Payments on loan payable	(7,124,278)	-
Net cash flows provided by financing activities	41,744,186	4,884,060

Increase (decrease) in cash and cash equivalents	21,435,794	(4,683)
Cash and cash equivalent, beginning of period	26,060,733	2,153,028
Cash and cash equivalents, end of period	$47,496,527	$2,148,345

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$1,038,532	$11,939
Cash paid for income taxes	$-	$-

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

Forgiveness of accrued officers salary	$135,103	$150,002
Debt exchanged for preferred stock	$-	$265,779
Accrued interest converted to debt	$-	$1,254,236
Shares issue for extension of debt	$-	$390,000

Investor Relations for Ondas Holdings Inc.
Stewart Kantor, President and CFO
Ondas Holdings Inc.
888.350.9994 Ext. 1009
ir@ondas.com

Media Contacts for American Robotics, Inc.
Chelsea Higgins
BIGfish Communications
americanrobotics@bigfishpr.com
617.713.3800

Source: Ondas Holdings Inc.